EXHIBIT 16

                                 THE EBI FUNDS, INC.

                         Total Return Performance Calculation

                              Single Period Calculation

          P = Initial Investment = $25,000

          N = Number of periods = 1

          NAV at beginning of period (June 30, 1994) = $57.74

          NAV at end of period (September 30, 1994) = $60.50

          NAV on 09/28/94 (dividend date) = $60.72

          Dividend per share = $0.112

          # shares originally purchased = $25,000/$57.74 = 432.975 shares

          # shares issued pursuant to dividend reinvestment = ($0.112 x 432.975)/$60.72 = 0.799 shares

          ERV  = Ending  Redeemable Value =  (432.975 +  0.799) x  $60.50 =
          $26,243.33

          Calculation
          -----------
                  N
          P(1 + T) = ERV

                   1/N
          T = (ERV)   - 1
              -----
                P

                 (26,243.33) 1/1
          T =    -----------      - 1
                   25,000

          T = 4.97%

          NOTE: Performance is calculated in the same manner as above for each of the EBI Equity, Income, Flex, MultiFlex,
                    Relative Return, International Value and Real Estate Portfolios.

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                                  Yield Calculation

          YIELD = 2[((((A - B)/C * D) + 1)^6) - 1]

          WHERE:    A = DIVIDENDS + INTEREST
                    B = EXPENSES
                    C = AVERAGE SHARES OUTSTANDING
                    D = MAXIMUM PRICE ON LAST DAY


          FOR CASH MANAGEMENT PORTFOLIO

               A = 168,335.87
               B =  46,833.23
               C = 581,114.131
               D =      45.33

               CURRENT YIELD = 5.60%